Exhibit 5.1

February 6, 2017

Invitation Homes Inc.

1717 Main Street, Suite 2000

Dallas, TX 75201

Re:	Registration Statement on Form S-11

File No. 333-215452

Ladies and Gentlemen:

We have served as counsel to Invitation Homes Inc. (the “Company”) in connection with certain matters of Maryland and Delaware law relating to the registration by the Company of the offering and sale by the Company of up to 88,550,000 shares (the “Shares”) of its common stock, par value $0.01 per share (the “Common Stock”), in the underwritten initial public offering of the Common Stock pursuant to the above referenced Registration Statement, and all amendments thereto (collectively, the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (hereinafter collectively referred to as the “Documents”):

1.    The Registration Statement and the related form of prospectus included therein, in the form in which it was filed with the Commission under the Securities Act;

2.    The certificate of incorporation of the Company, as in effect prior to the conversion of the Company into a Maryland corporation, certified by the Secretary of State of the State of Delaware;

3.    The charter of the Corporation (the “Charter”), certified by the State Department of Assessments and Taxation of Maryland;

4.    The Bylaws of the Company, as in effect prior to the conversion of the Company into a Maryland corporation, certified as of the date hereof by an officer of the Company;

5.    The Bylaws of the Company, certified as of the date hereof by an officer of the Company;

6.    Resolutions adopted by the Board of Directors of the Company (the “Board”) or a duly authorized committee thereof, relating to the registration, sale and issuance of the Shares (the “Resolutions”), certified as of the date hereof by an officer of the Company;

Invitation Homes Inc.

February 6, 2017

7.    A certificate executed by an officer of the Company, dated as of the date hereof; and

8.    Such other documents and matters as we have deemed necessary or appropriate to express the opinion set forth in this letter, subject to the assumptions, limitations and qualifications stated herein.

In expressing the opinion set forth below, we have assumed the following:

1.    Each individual executing any of the Documents, whether on behalf of such individual or another person, is legally competent to do so.

2.    Each individual executing any of the Documents on behalf of a party (other than the Company) is duly authorized to do so.

3.    Each of the parties (other than the Company) executing any of the Documents has duly and validly executed and delivered each of the Documents to which such party is a signatory, and each such party’s obligations set forth therein are legal, valid and binding and are enforceable in accordance with all stated terms.

4.    All Documents submitted to us as originals are authentic. The form and content of all Documents submitted to us as unexecuted drafts do not differ in any respect relevant to this opinion from the form and content of such Documents as executed and delivered. All Documents submitted to us as certified or photostatic copies conform to the original documents. All signatures on all Documents are genuine. All public records reviewed or relied upon by us or on our behalf are true and complete. All representations, warranties, statements and information contained in the Documents are true and complete. There has been no oral or written modification of or amendment to any of the Documents, and there has been no waiver of any provision of any of the Documents, by action or omission of the parties or otherwise.

5.    The Shares will not be issued or transferred in violation of the restrictions or limitations contained in Article VII of the Charter.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that the issuance of the Shares has been duly authorized and, when and if issued and delivered by the Company in accordance with the Resolutions and the Registration Statement and against payment of the consideration set forth therein, the Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the laws of the State of Maryland and we do not express any opinion herein concerning any other law. We express no opinion as to the

Invitation Homes Inc.

February 6, 2017

applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter. The opinion expressed herein is subject to the effect of any judicial decision which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

The opinion expressed herein is limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

This opinion is being furnished to you for your submission to the Commission as an exhibit to the Registration Statement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of the name of our firm therein. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Venable LLP